Founded in 1853	Mazanti-Andersen Korsø Jensen AdvokatPartnerselskab 10, Amaliegade DK-1256 Copenhagen K Denmark	tel +45 3314 3536 info@mazanti.dk vat dk3589 2052 mazanti.dk

Ascendis Pharma A/S

Tuborg Boulevard 5

DK-2900 Hellerup, Denmark

Exhibit 5.1

Re. Registration with the US Securities and Exchange Commission of American Depositary Shares representing ordinary shares in the share capital of the Issuer	29.09.2017 Ref. 30701 ID 1572

1.      Introduction

1.1    I act as Danish legal adviser to the Issuer in connection with the (i) issuance and sale of an aggregate of 3,800,000 American Depositary Shares, each representing an ordinary share of the Issuer, nominal value DKK 1 each (each an “ADS” and together the “Initial Shares”), and (ii) at the option of the Underwriters party to the Underwriting Agreement, the issuance and sale of up to an additional 570,000 ADSs, if any (the “Option Shares” and together with the Initial Shares, the “Registration Shares”). The Shares are included in the Registration Statement, a base prospectus dated 5 April 2017 (the “Base Prospectus”) and a prospectus supplement dated 26 September 2017 (together with the Base Prospectus, the “Prospectus”) and the Underwriting Agreement. This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or the Prospectus, other than as expressly stated herein with respect to the issue of the Registration Shares. Certain terms used in this opinion are defined in Annex 1 (Definitions).

Lars Lüthjohan Jensen Attorney-at-law +45 3319 3749 llj@mazanti.dk

2.      Danish Law

2.1    This opinion is limited to Danish law in effect on the date of this opinion and we express no opinion with regard to the laws of any other jurisdiction. The opinion (including all terms used in it) is in all respects to be construed in accordance with Danish law. This opinion does not include an assessment or opinion as to whether the Registration Shares have been subscribed at market price in accordance with the Danish Companies Act.

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3.	Scope of Inquiry

3.1	For the purpose of this opinion, I have examined, and relied upon the accuracy of the factual statements and compliance with the undertakings in, the following documents:

3.1.1	A copy of the Registration Statement.

3.1.2	A copy of:

(a)	the Issuer’s deed of incorporation and articles of association as in effect on today’s date;

(b)	a compiled summary from the Danish Business Authority dated as of today’s date; and

(c)	the Owners’ Register.

3.2	A copy of:

(a)	the Board Resolutions; and

(b)	the form of the Underwriting Agreement.

3.3	In addition, I have examined such documents, and performed such other investigations, as I consider for the purpose of this opinion. My examination has been limited to the text of the documents. With your consent I have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters.

4.	Opinion

4.1	Based on the documents and investigations referred to in paragraph 3, I am of the following opinion:

Upon

1.	issuance of the Registration Shares against full payment therefor in the circumstances contemplated by the Underwriting Agreement,

2.	registration of the Board of Directors’ resolutions to increase the share capital with the Danish Business Authority, and

3.	the due entry into the Owners’ Register of the Registration Shares by the Company’s share registrar,

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the Registration Shares will have been validly issued and will be fully paid and nonassessable. Nonassessable shall in this context mean, in relation to a share, that the issuer of the share has no right to require the holder of the share to pay to the issuer any amount (in addition to the amount required for the share to be fully paid) solely as a result of his shareholding.

5.	Reliance

5.1	This opinion is for your benefit in connection with the Registration Statement and the Prospectus and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Securities Act. It may not be supplied, and its contents or existence may not be disclosed, to any person other than as an exhibit to the Issuer’s Report on Form 6-K filed with the SEC on 29 September 2017 (the “Form 6-K”) and may not be relied upon for any purpose other than the Registration.

5.2	Any and all liability and other matters relating to this opinion shall be governed exclusively by Danish law and the Danish courts shall have exclusive jurisdiction to settle any dispute relating to this opinion.

5.3	The Issuer may:

(a)	file this opinion as an exhibit to the Issuer’s Report on Form 6-K; and

(b)	refer to Mazanti-Andersen Korsø Jensen Law Firm giving this opinion under the heading “Validity of the securities” in the Prospectus.

5.4	The previous sentence is no admittance from me (or Mazanti-Andersen Korsø Jensen) that I am (or Mazanti-Andersen Korsø Jensen is) in the category of persons whose consent for the filing and reference in that paragraph is required under Section 7 of the Securities Act or any rules or regulations of the SEC promulgated under it.

Yours sincerely,

/s/ Anders Carstensen

Anders Carstensen

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Annex 1 – Definitions

In this opinion:

“Board Resolutions” means (a) the minutes for the meeting of the Board of Directors held on March 22, 2017 including resolutions authorizing the preparation and filing of the Registration Statement, (ii) the minutes for the meeting of the Board of Directors held on 25 September 2017 including resolutions authorizing and approving the Offering and (iii) written consent of the Board of Directors dated 26 September 2017 including resolutions setting the number of ADSs, price, underwriting fees and commissions, number of potential Option Shares and certain other terms for the sale by the Issuer of the ADSs, set forth in the Underwriting Agreement and approving the Underwriting Agreement.

“Danish law” means the law directly applicable in Denmark.

“Issuer” means Ascendis Pharma A/S, with corporate seat in Gentofte, Denmark.

“Offering” means the issuance and sale of the Issuer’s ADSs pursuant to the Underwriting Agreement.

“Owners’ Register” means the Issuer’s owners’ register.

“Registration” means the registration of the Registration Shares with the SEC under the Securities Act.

“Registration Statement” means the registration statement on Form F-3 (Registration No. 333-211511) in relation to the Registration initially filed with the SEC on May 20, 2016 (excluding any documents incorporated by reference in it and any exhibits to it).

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Underwriting Agreement” means the underwriting agreement dated 26 September 2017 among J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Credit Suisse Securities (USA) LLC, as representatives of the several underwriters named in the underwriting agreement, and the Issuer.